Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Air Industries Group and Subsidiaries (the “Company”) on Form S-8 (Registration Nos. 333-264738, 333-191560, 333-206341, 333-217393 and 333-219487) of our report dated May 16, 2023 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

Our report on the consolidated financial statements contain an explanatory paragraph regarding adjustments described in Note 16 to the consolidated financial statements that were applied to restate the 2021 financial statements to correct errors. We were not engaged to audit, review, or apply any procedures to the 2021 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2021 financial statements taken as a whole.

/s/ Marcum llp

Marcum LLP

Saddle Brook, New Jersey

May 16, 2023